April 14, 2026
EA Series Trust
3803 West Chester Pike, Suite 150
Newtown Square, PA 19073

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”)
 Ladies and Gentlemen:

We have acted as counsel to EA Series Trust (the “Trust”), a statutory trust organized under the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended as an open-end series management investment company.

We have been requested by the Trust to provide our opinion with respect to certain matters relating to the EA Bridgeway Aggressive Investors ETF, EA Bridgeway Ultra-Small Company Market ETF, and EA Bridgeway Select Small-Cap Value ETF (each, an “Acquiring Fund”, and together, the “Acquiring Funds”), each a series of the Trust. The Trust filed a Registration Statement on Form N-14 (the “Registration Statement”) for the purpose of registering shares (“Shares”) of the Trust under the Securities Act, in connection with the proposed acquisition by the Acquiring Funds of all of the assets of the Aggressive Investors 1 Fund, Ultra-Small Company Market Fund, and Small-Cap Value Fund, respectively, each a series of Bridgeway Funds, Inc. (each, an “Acquired Fund” and together, the “Acquired Funds”), in exchange solely for shares (and cash in lieu of fractional shares) of the applicable Acquiring Fund and the assumption by the applicable Acquiring Fund of all the liabilities of the corresponding Acquired Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), a form of which was included in the Registration Statement.

In reaching the opinion set forth below, we have examined, among other things, copies of the Trust’s Restated Certificate of Trust dated April 21, 2022, Agreement and Declaration of Trust dated July 18, 2014 (the “Declaration”), Bylaws dated April 21, 2022 (the “Bylaws”), applicable resolutions of the Acquiring Funds’ Board of Trustees (the “Resolutions”), and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the Plan and the Registration Statement, substantially in the form in which each is being filed with the U.S. Securities and Exchange Commission (the “Commission”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

We have also assumed, without independent investigation or inquiry, that:
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(a)
all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)
all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Declaration provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations, and the express limitation of shareholder liabilities is determined not to be effective.
Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, that the Shares, when issued and sold in accordance with the Declaration, the ByLaws, the Registration Statement, and the Resolutions, and for the consideration described in the Agreement, will be validly issued, fully paid, and nonassessable by the Trust.
We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinion expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,
/s/ PRACTUS, LLP
Practus, LLP